Exhibit 99

Newsletter to FST Shareholders

May 20, 2004

As we approach the end of our Company's fiscal year, we are providing an update on our progress and plan to regularly issue a quarterly news letter to our valued shareholders.

Financial Report

We posted the results of our financial performance under our Form 10-QSB filing to the SEC for the quarter ending February 29, 2004. This report indicated that your company is in a very strong position, with a clean balance sheet showing $9.8 M in cash and no debt.

FST Share Repurchase Authorization

Because we believe our shares are currently undervalued, the Board of Directors has approved a limited repurchase of our shares on the open market. Under the stock repurchase program, the Company may purchase, as market conditions warrant and from time to time on the open market or in privately negotiated transactions, up to $200,000 of its common stock. Any repurchases will be put into effect under all applicable guidance of SEC rules and regulations.

Progress on SOCRATES™ Wake Vortex Sensor Technology

On March 3, 2004 we met with our Volpe and NASA customers and gave a progress report in which we indicated that all tasks under the current contract funding were proceeding on schedule and within the budget. The current balance of our contract funding enables us to continue work on further enhancing SOCRATES™ capabilities and expanding the system from the four beam configuration that was tested in Denver to sixteen beams. No date or airport site has yet been designated for the next test, but we are currently intending a mid-summer to mid-fall 2005 time frame for an expanded system test. All of the SOCRATES™ testing to date has been aimed at detecting acoustic emissions from wake vortices of approaching aircraft as they pass directly overhead. The expanded system will be aimed at what we call remote, stand-off sensing with the objective of detecting and tracking the wakes out to the "stabilized approach point" which is about 2.5 nautical miles from the runway threshold and at altitude of about 1,000 feet. We continue to be very excited about the prospects for this technology and its potential to demonstrate a much needed improvement in airport capacity while maintaining the highest standards of safety.

As we have previously reported, Congress has approved an additional $5M, earmarked for Project SOCRATES™, in the fiscal year 2004 federal budget. We recently received word from NASA headquarters that this funding has been approved for release to the NASA program office. The process now commences to transfer funds to the USDOT Volpe Center. Once Volpe receives the funds, we must then negotiate what portion of these funds will be allocated to our contract, and specific contract tasks, terms and procedures.

In addition, we have been meeting with congressional staff managers and putting forward our request for further funding for SOCRATES™ wake vortex sensor in the fiscal year 2005 budget. Of course, it's too early to state with any confidence what may result from this request. We expect that the appropriations actions will be completed around the end of September of 2004. We will keep you informed as we proceed along this path.

Lockheed Martin Relationship

On April 26, 2004, in conjunction with the renewal of a nondisclosure agreement, we were advised by Lockheed Martin that Lockheed owns a certain patent which predates the Company's SOCRATES™ patent and, according to Lockheed, contains some intellectual property related to SOCRATES™. Lockheed has told us that it was prevented from previously disclosing the patent to us because of a government secrecy order. After consultation with counsel, including our patent counsel, we strongly believe that the Lockheed patent does not impair the value of the SOCRATES™ patent because the SOCRATES™ patent is aimed at improving air traffic safety, a use not contemplated by the Lockheed patent. Furthermore, it is our position that Lockheed acknowledged and accepted our invention of SOCRATES™ technology in the Teaming Agreement between us in May 1997. We recently met with Lockheed to discuss the matter and potential opportunities relating to SOCRATES™ technology. At the meeting, Lockheed stated it does not agree with our position. Nevertheless, management of both companies acknowledged the value and strength of the relationship and the desire to preserve it. We intend to conduct further discussions with Lockheed on potential ways to expand and extend the relationship and hope the outcome of such discussions will eliminate any intellectual property concerns of Lockheed. We cannot predict or provide any assurance on the outcome of these discussions and whether any outcome will be satisfactory to us.

UNICORN™ - Airborne Collision Avoidance Radar

We recently met with the engineers at Georgia Tech Research Institute who are supporting us in the development of our unique antenna technology that is key to the successful implementation of our miniaturized low cost collision alerting radar called UNICORN™. The antenna design has been optimized through simulation and fabrication of a 1/3 sector of the antenna is about to begin. We expect to begin testing of this antenna sector at the Georgia Tech facilities in about 90-120 days. Further engineering, development, and testing of other components will be required to complete an operational prototype that is ready for testing and FAA certification.

We recently gave a briefing to the US Naval Air Systems Command on the potential application of UNICORN™ technology to provide a collision avoidance capability to unmanned aerial vehicles called UAV's. Several government agencies have shown interest in operating UAVs within the U.S. National Airspace System where collision avoidance capability will be required. Subsequent discussion with the Navy personnel were encouraging in terms of their recognition of our novel and potentially useful technology in this application. We have also initiated the process of requesting a congressional earmark to support initial development of this application. All of these actions are at a very preliminary stage and it is not presently possible to gauge our prospects for success.

Commercial Aviation Missile Countermeasures Project

The federal government has recognized the shoulder fired missile threat as a potential threat to commercial aviation. We have recently entered into an agreement with Sanders Design International (SDI) which holds a patent on an infrared-based technology designed as a missile countermeasure for commercial aviation. Under this agreement, we initially will work with SDI to obtain federal R&D funding for further development, engineering and testing of its anti-missile technology. If adequate funding is obtained, we will conduct certain aspects of R&D primarily focused on developing a concept of operations and integrating an operational system into commercial aircraft. Sanders has already licensed the manufacturing, installation and servicing rights to a third party, which funded initial research and development costs of this technology and would pay Sanders a royalty.

Currently, there are three principle contractors to the Department of Homeland Security who are conducting demonstrations of how they would address this threat. These are Northrop Grumman, British Aerospace Engineering and United Airlines. Although Sanders' technology is less mature than the competition, we believe that it may prove to have advantages, including higher performance, lower cost and lower operational impact to the carriers, which might overcome the disadvantage of our relatively late start in this competition.

We have, jointly with Sanders, begun briefing the Department of Defense congressional staff. We are encouraged by their initial response, but it is too early in the process to assess our chances of obtaining funding or the financial impacts of our role in this project.

Key Personnel

The company is pleased to announce the recent addition of two key members to its senior technical staff. Mr. Robert Cooperman comes to us from Raytheon Corp. where he was a Senior Engineer on their Naval cooperative engagement program. Mr. Cooperman has acted as a consultant to FST over the past five years, and now as a full time employee will bring his strong radar background to the technical and program management of our UNICORN™ initiative, as well as strengthen the signal processing aspects of the SOCRATES™ development.

Dr. Neal Fine received his doctorate from MIT and has also been a consultant to us for the past five years and contributed strongly to our core initiatives. He will continue to do so by providing the technical direction of SOCRATES™ and bringing additional new innovative technology initiatives that will bring diversity and growth to our company's product line.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of an informal inquiry by the SEC that appears to be in connection with certain analysts reports about us and our press releases, whether the government will implement WVAS at all or with the inclusion of a SOCRATES™ wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contact:
Samuel Kovnat
Flight Safety Technologies, Inc.
(860) 245-0191